Exhibit 99.1


                                VOTING AGREEMENT

     In consideration of VF Corporation, a Pennsylvania corporation ("Parent"), and Voyager Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with Nautica Enterprises, Inc., a Delaware corporation (the "Company"), which provides, among other things, that Merger Subsidiary, upon the terms and subject to the conditions thereof, will be merged with and into the Company (the "Merger") and each outstanding share of common stock, $0.10 par value, of the Company (the "Common Stock") will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), each of the undersigned holders (each, a "Stockholder" and together, the "Stockholders") of shares of Common Stock agrees with Parent and Merger Subsidiary as follows:

     1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) the termination of the Merger Agreement, each Stockholder hereby agrees to vote the shares of Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Shares") and any other shares of Common Stock such Stockholder is entitled to vote at the time of such vote ("Additional Shares") to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger that are specifically contemplated by the Merger Agreement and any actions directly and reasonably related thereto that are specifically contemplated by the Merger Agreement at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof or pursuant to action by written consent, at or by which such Merger Agreement, the Merger, such agreements or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict any Stockholder from acting in such Stockholder's capacity as a director or officer of the Company (it being understood that this Agreement shall apply to Stockholders solely in Stockholders' capacity as Stockholders of the Company).

     2. During the Agreement Period, each Stockholder hereby agrees that it will not vote any of its Schedule A Shares or Additional Shares in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any corporate action the consummation of which would either frustrate in any material respect the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

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     3. During the Agreement Period, each Stockholder hereby irrevocably appoints Parent as proxy for and on behalf of such Stockholder to vote (including, without limitation, the taking of action by written consent) such Stockholder's Schedule A Shares and Additional Shares, for and in the name, place and stead of such Stockholder for the matters and in the manner contemplated by paragraph 1 above.

     4. During the Agreement Period, each Stockholder will not, directly or indirectly, (i) solicit, initiate or knowingly take any action designed to facilitate the submission of any Acquisition Proposal (as defined in the Merger Agreement) or (ii) engage in negotiations or discussions with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries (as defined in the Merger Agreement) or knowingly afford access to the properties, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) to, any Third Party (as defined in the Merger Agreement) that to the knowledge of such Stockholder is seeking to make, or has made, an Acquisition Proposal. Each Stockholder agrees to notify Parent promptly (but in no event later than 48 hours) after receipt by such Stockholder in such capacity (or any of its advisors) of any Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (other than such components of such businesses, properties or assets that are generally accessible to the public) by any Third Party that to the knowledge of such Stockholder is seeking to make, or has made, an Acquisition Proposal. Each Stockholder agrees to keep Parent fully informed, in all material respects, on a prompt basis, of the status and material details of any such Acquisition Proposal, indication or request of which he is aware. The provisions of this Section 4 shall not be construed to limit acts taken by any Stockholder in his capacity as an officer or director of the Company and any such action by the Stockholder in his capacity as a director or officer of the Company that is taken in accordance with Section 6.03 of the Merger Agreement (or any action by David Chu in accordance with Section 8(c) of the Purchase Agreement) shall be deemed not to be a violation of this Voting Agreement.

     5. Each Stockholder hereby agrees not to exercise any rights (including, without limitation, under Section 262 of the Delaware General Corporation Law) to demand appraisal of any shares of Common Stock owned by such Stockholder in connection with the Merger.

     6. Each Stockholder hereby represents and warrants to Parent that as of the date hereof:

          (a) Such Stockholder (i) owns beneficially all of the shares of Common Stock set forth opposite such Stockholder's name in Schedule A hereto, (ii) has the full legal capacity to enter into, execute and deliver this

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     Voting Agreement without the consent or approval of any other Person (as defined in the Merger Agreement) and (iii) has not entered into any voting agreement with or granted any Person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

          (b) Such Stockholder has duly executed and delivered this Agreement.

          (c) No investment banker, broker or finder is entitled to a commission or fee from such Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

     7. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

     8. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     9. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     10. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law rules of such state.

     11. The Stockholder will, upon request, execute and deliver any additional documents reasonably necessary or desirable to complete and effectuate the covenants contained herein.

     12. This Voting Agreement shall terminate, and the proxy granted herein shall cease to be irrevocable, upon the expiration of the Agreement Period

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and thereafter this Voting Agreement shall be of no further force or effect and there shall be no liability on the part of any proxy with respect thereto.

     13. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "Transfer") of any Schedule A Shares during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Shares to execute and deliver to Parent, Merger Subsidiary and the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer.

     14. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The obligations of each Stockholder under this Agreement shall be several and not joint.

     15. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     If to Parent or Merger Subsidiary, to:

          VF Corporation
          105 Corporate Center Boulevard
          Greensboro, North Carolina 27408
          Attention: Candace Cummings
          Facsimile: 336-424-7696

          with a copy to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Attention: George R. Bason, Jr.
          Facsimile: 212-450-3800

     If to Mr. Harvey Sanders, to:

          Mr. Harvey Sanders
          Nautica Enterprises, Inc.
          40 West 57th Street
          7th Floor
          New York, New York 10019
          Facsimile: 212-632-4353

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          with a copy to:

          Hughes Hubbard & Reed LLP
          One Battery Park Plaza
          New York, New York  10004
          Attention:  Kenneth A. Lefkowitz
          Facsimile: 212-422-4726

     If to the Harvey Sanders Grantor Retained Income Trust, to:

          Charles M. Modlin, Esq.
          As trustee under the Harvey Sanders Grantor Retained
               Income Trust
          Morrison Cohen Singer & Weinstein, LLP
          750 Lexington Avenue
          New York, New York 10022
          Facsimile No.: 212-735-8708

     If to Mr. David Chu, to:

          Mr. David Chu
          610 Park Avenue
          New York, New York 10021
          Facsimile No.: 212-517-8638

          with a copy to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York 10006
          Attention:  Daniel S. Sternberg
          Facsimile: 212-225-3999

or such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

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     IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the 7th day of July, 2003.

                                            VF CORPORATION


                                            By:  /s/ Mackey J. McDonald
                                               ---------------------------------
                                               Name:  Mackey J. McDonald
                                               Title: Chairman, President & CEO


                                            VOYAGER ACQUISITION CORPORATION


                                            By:  /s/ Candace S. Cummings
                                               ---------------------------------
                                               Name:  Candace S. Cummings
                                               Title: Vice President

                                            HARVEY SANDERS


                                             /s/ Harvey Sanders
                                            ------------------------------



                                            HARVEY SANDERS GRANTOR
                                              RETAINED INCOME TRUST


                                            By:  /s/ Charles M. Modlin, Trustee
                                               ---------------------------------
                                               Charles M. Modlin, Trustee

                                            DAVID CHU


                                             /s/ David Chu
                                            ------------------------------

                                   SCHEDULE A

                                                    Shares of Company
Stockholder                                         Common Stock
-----------                                         ------------
Harvey Sanders                                      2,104,394

Harvey Sanders Grantor Retained
Income Trust                                        1,200,000

David Chu                                           409,947